A special meeting of shareholders of Fidelity U.S. Government Reserves and Fidelity Cash Reserves was held on July 17, 2002. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To authorize the Trustees to adopt an amended and restated Trust Instrument.*
	# of Votes	% of Votes
Affirmative	24,820,209,985.06	86.791
Against	2,318,558,744.50	8.107
Abstain	1,458,926,668.72	5.102
TOTAL	28,597,695,398.28	100.00
PROPOSAL 2
To elect the thirteen nominees specified below as Trustees.*
	# of Votes	% of Votes
J. Michael Cook
Affirmative	27,044,301,153.32	94.568
Withheld	1,553,394,244.96	5.432
TOTAL	28,597,695,398.28	100.00
Ralph F. Cox
Affirmative	27,006,661,280.48	94.436
Withheld	1,591,034,117.80	5.564
TOTAL	28,597,695,398.28	100.00
Phyllis Burke Davis
Affirmative	26,948,003,172.69	94.231
Withheld	1,649,692,225.59	5.769
TOTAL	28,597,695,398.28	100.00
Robert M. Gates
Affirmative	27,027,567,770.39	94.510
Withheld	1,570,127,627.89	5.490
TOTAL	28,597,695,398.28	100.00
Abigail P. Johnson
Affirmative	26,970,623,843.69	94.310
Withheld	1,627,071,554.59	5.690
TOTAL	28,597,695,398.28	100.00
	# of Votes	% of Votes
Edward C. Johnson 3d
Affirmative	26,971,797,201.64	94.315
Withheld	1,625,898,196.64	5.685
TOTAL	28,597,695,398.28	100.00
Donald J. Kirk
Affirmative	27,038,817,528.01	94.549
Withheld	1,558,877,870.27	5.451
TOTAL	28,597,695,398.28	100.00
Marie L. Knowles
Affirmative	27,042,471,249.96	94.562
Withheld	1,555,224,148.32	5.438
TOTAL	28,597,695,398.28	100.00
Ned C. Lautenbach
Affirmative	27,053,480,716.10	94.600
Withheld	1,544,214,682.18	5.400
TOTAL	28,597,695,398.28	100.00
Peter S. Lynch
Affirmative	27,067,555,807.53	94.649
Withheld	1,530,139,590.75	5.351
TOTAL	28,597,695,398.28	100.00
Marvin L. Mann
Affirmative	27,027,008,549.33	94.508
Withheld	1,570,686,848.95	5.492
TOTAL	28,597,695,398.28	100.00
William O. McCoy
Affirmative	27,032,134,791.98	94.526
Withheld	1,565,560,606.30	5.474
TOTAL	28,597,695,398.28	100.00
William S. Stavropoulos
Affirmative	26,962,456,041.83	94.282
Withheld	1,635,176,356.45	5.718
TOTAL	28,597,695,398.28	100.00
PROPOSAL 3
To eliminate a fundamental investment policy of Fidelity Cash Reserves.
	# of Votes	% of Votes
Affirmative	22,409,994,228.71	81.918
Against	3,079,675,226.08	11.257
Abstain	1,792,484,815.32	6.553
Broker Non-Votes	74,568,207.00	.273
TOTAL	27,356,722,517.11	100.00
PROPOSAL 4
To amend Fidelity Cash Reserves' fundamental investment limitation concerning lending.
	# of Votes	% of Votes
Affirmative	22,398,107,005.65	81.874
Against	3,125,461,222.52	11.425
Abstain	1,758,586,081.94	6.428
Broker Non-Votes	74,568,207.00	.273
TOTAL	27,356,722,517.11	100.00
To amend Fidelity U.S. Government Reserves' fundamental investment limitation concerning lending.
	# of Votes	% of Votes
Affirmative	1,001,407,335.14	80.695
Against	151,737,421.20	12.228
Abstain	83,892,486.84	6.760
Broker Non-Votes	3,935,638.00	.317
TOTAL	1,240,972,881.18	100.00
*Denotes trust-wide proposals and voting results.